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                                                                       EXHIBIT 5



                              February 4, 1997




BellSouth Corporation
1155 Peachtree Street
Atlanta, GA  30309-3610

Dear Sirs:

      With reference to the registration statement which BellSouth Corporation (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering 10,000,000 common shares (par value $1.00 per share) of the Company (the "Shares") which may be issued and sold under the Company's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), I am of the opinion that:

      (1) The Company is a corporation duly organized and validly existing under the laws of the State of Georgia.

      (2) All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance, in the case of authorized and unissued shares, and payment therefor in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

      I do hereby consent to any reference to me contained in, and to the filing of this opinion with the Commission in connection with, the registration statement referred to above and any related registration statements filed pursuant to Rule 462(b) under the Securities Act.

                                           Very truly yours,

                                           /s/ Walter H. Alford
                                           --------------------
                                           Walter H. Alford








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